Exhibit 5

May 27, 2005

The Board of Directors

United Technologies Corporation

One Financial Plaza

Hartford, CT 06101

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed filing with the Securities and Exchange Commission on or about May 27, 2005, of a Registration Statement on Form S–8 by United Technologies Corporation (the “Corporation”) under the Securities Act of 1933, as amended, for the registration of 19,000,000 shares of Common Stock, par value $5 per share (the “Shares”) to be issued under the Corporation’s 2005 Long Term Incentive Plan (the “Plan”).

I have acted as counsel to the Corporation in connection with certain matters relating to the Plan, including the registration of the Shares. I am familiar with the corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion, including:

(i)	the Corporation’s Restated Certificate of Incorporation;

(ii)	the Corporation’s By-Laws as amended and restated March 10, 2004;

(iii)	certain resolutions adopted by the Board of Director of the Corporation on December 8, 2004; and

(iv)	a copy of the Plan.

In examining the foregoing documents, I have assumed all signatures to be genuine, that all documents submitted to me as originals are authentic, that all copies of documents submitted to me conform to the originals and that the representations and statements included therein are accurate.

Based on the foregoing, it is my opinion that any Shares to be offered and sold pursuant to the Plan that will be original issue Shares have been duly authorized, and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and non–assessable. I do not express any opinion herein on any laws other than the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

I hereby consent to the filing of this opinion as Exhibit 5 to the aforementioned Registration Statement.

Very truly yours,

/s/ Richard M. Kaplan
Richard M. Kaplan Associate General Counsel